                                 SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                Exchange Act of 1934 (Amendment No.           )

     Filed by the registrant [ ]
     Filed by a party other than the registrant [X]
     Check the appropriate box:

     [ ]  Preliminary proxy statement
     [X]  Definitive proxy statement
     [ ]  Definitive additional materials
     [ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              The Mead Corporation
                (Name of Registrant as Specified in Its Charter)

                                David L. Santez
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     [X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i), or 14a-6(j).
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

          (1)  Title of each class of securities to which transaction applies:
               N/A

          (2)  Aggregate number of securities to which transactions applies:
               N/A

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
               N/A

          (4)  Proposed maximum aggregate value of transaction:
               N/A

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount previously paid:

               N/A

          (2)  Form, schedule or registration statement no.:

               N/A

          (3)  Filing party:

               N/A

          (4)  Date filed:

               N/A

                              The Mead Corporation
                              Mead World Headquarters
                              Courthouse Plaza Northeast
                              Dayton, Ohio  45463

                              March 16, 1995

                              To the Holders of Common Shares:



                              You are cordially invited to attend the Annual Meeting of Shareholders of The Mead Corporation, which will be held at the Blair Auditorium, Sinclair Community College, 444 West Third Street, Dayton, Ohio, on Thursday, April 27, 1995 at 11:00 a.m. Formal Notice of the Meeting and Proxy Statement accompany this letter.

                              A prompt execution and return of your proxy will both assure the presence of a quorum at the meeting and minimize the cost of the proxy solicitation. A postage paid envelope is enclosed for your convenience in replying. We hope you will be present at the meeting.

                              Very truly yours,



                              Steven C. Mason
                              Chairman of the Board

                              Notice of Annual
                              Meeting Of Shareholders

                              The Mead Corporation               Dayton, Ohio
                              Mead World Headquarters            March 16, 1995
                              Courthouse Plaza Northeast
                              Dayton, Ohio  45463

                              To the Holders of Common Shares of
                              THE MEAD CORPORATION

                              NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of The Mead Corporation will be held at the Blair Auditorium, Sinclair Community College, 444 West Third Street, Dayton, Ohio, on Thursday, April 27, 1995 at 11:00 a.m., for the following purposes:

                                   1.  To elect three directors for a term of
                                       three years;

                                   2.  To vote upon a shareholder proposal
                                       concerning declassification of Mead's
                                       Board of Directors, which is opposed by
                                       the Board of Directors;

                                   3.  To vote upon a shareholder proposal
                                       urging Mead's Board of Directors to seek shareholder approval for all present and future executive officer severance agreements, which is opposed by the Board of Directors; and

                                   4.  To transact such other business as may
                                       properly come before the meeting or any
                                       adjournment.

                              The close of business on February 28, 1995 has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment. The stock transfer books will not be closed.

                              Please complete, sign, date and return the enclosed proxy promptly so that we may have the fullest expression possible of the wishes of the shareholders.

                              By order of the Board of Directors
                              George J. Maly, Jr.
                              Secretary

                              Proxy Statement
                              For 1995 Annual Meeting

                              The Mead Corporation
                              Mead World Headquarters
                              Courthouse Plaza Northeast
                              Dayton, Ohio  45463

                              March 16, 1995

                              This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Mead Corporation ("Mead") of proxies to be used at the Annual Meeting of Shareholders to be held on April 27, 1995 and any adjournment. The close of business on February 28, 1995 has been fixed as the record date for the determination of the holders of Common Shares entitled to notice and to vote. There were outstanding on the record date 57,941,098 Common Shares.

                              The holders of Common Shares are entitled to one vote per share upon all matters set forth in the Notice of the Annual Meeting.

                              A shareholder signing and returning a proxy has the power to revoke it at any time prior to its exercise by giving notice to Mead in writing or in open meeting, but without affecting any vote previously taken. Unless revoked, the shares represented by the proxy will be voted as stated thereon.

Election of Directors

Mead's Regulations provide that the Board of Directors is classified into three classes with each class serving a three-year term and with one class standing for election at each Annual Meeting. At the 1995 Annual Meeting, the terms of John G. Breen, Charles S. Mechem, Jr., and Thomas B. Stanley, Jr. expire, and in accordance with a recommendation of the Board of Directors and its Nominating & Organization Committee, each of them will stand for re-election to a new three-year term expiring at the Annual Meeting in 1998.

John A. Krol was elected to the Board of Directors on October 29, 1994 for a term expiring at the 1996 Annual Meeting. Samuel S. Benedict retired as President of Mead and from the Board of Directors on December 1, 1994.

The business experience and other information concerning the nominees for director, and the directors continuing in office after the Annual Meeting, are set forth on pages 3 through 5.

Directors are elected by a plurality of the votes cast. Abstentions and nonvotes are not considered. It is the intention of the persons named in the accompanying form of proxy, unless authorization to do so is withheld, to vote for the election of the three nominees. The holders of the proxies may, in their discretion, vote for a substitute nominee(s) designated by the directors in the event that any nominee becomes unable to serve for any reason presently unknown. Under Ohio law, if a shareholder gives written notice to the President, a Vice President or the Secretary, not less than 48 hours before the time fixed for the Annual Meeting, that such shareholder desires the voting at the election of directors to be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by or on behalf of the shareholder giving such notice, then the directors will be elected by cumulative voting. In such event, each shareholder has the right to give one candidate a number of votes equal to the number of directors then being elected multiplied by the number of such shareholder's shares, or to distribute such shareholder's votes on the same principle among two or more candidates within such class. In the event of cumulative voting for directors, unless otherwise indicated by the shareholder, a vote for the nominees of the Board of Directors will give the proxyholders discretionary authority to cumulate all votes to which the shareholder is entitled and to allocate them in favor of any one or more of such nominees as the persons named in the enclosed proxy determine. If a shareholder desires specifically to allocate votes among one or more nominees, the shareholder should so specify on the proxy card.

          Nominees for Director for a three-year term expiring in 1998



[PICTURE OF JOHN G. BREEN APPEARS HERE]



John G. Breen
Mr. Breen is Chairman,
Chief Executive Officer
and a director of The
Sherwin-Williams Company.

Age:  60

Director Since:  1986

Committees:
Audit
Compensation (chairman)
Corporate Objectives
Executive
Finance
Nominating & Organization

Other Directorships:
National City Corporation
National City Bank of
 Cleveland
Parker-Hannifin Corporation
The Goodyear Tire &
 Rubber Company



[PICTURE OF CHARLES S. MECHEM, JR. APPEARS HERE]


Charles S. Mechem, Jr.

Mr. Mechem has been the Commissioner of the Ladies Professional Golf Association since 1991, and Chairman of United States
Shoe Corporation since March 1993.  In
1990, he retired as Chairman of the Board, Chief Executive Officer and a director of Great American Broadcasting Company.

Age:  64

Director Since:  1976
Committees:
Compensation; Corporate Objectives;
Executive;
Nominating & Organization

Other Directorships:
AGCO Corporation
Ohio National Life
 Insurance Company
J.M. Smucker Company
Star Banc Corporation



[PICTURE OF THOMAS B. STANLEY, JR. APPEARS HERE]


Thomas B. Stanley, Jr.
Mr. Stanley is a private investor.

Age:  68

Director Since:  1970

Committees:
Audit
Corporate Objectives
Executive
Finance (chairman)
Nominating & Organization

Other Directorships:
Piedmont Bankgroup, Inc.

                           Directors whose terms expire in 1996



[PICTURE OF JOHN A. KROL APPEARS HERE]


John A. Krol

Mr. Krol has been a director
and Vice Chairman of
E. I. du Pont de Nemours and
Company since April 1992.
He was Senior Vice President
- - DuPont Fibers from
November 1990 through March 1992,
and Senior Vice President
of the Agricultural
Chemicals Division from 1986
through 1990.

Age:  58

Director Since:  1994

Committees:
Corporate Objectives
Corporate Responsibility
Finance
Nominating & Organization



[PICTURE OF STEVEN C. MASON APPEARS HERE]


Steven C. Mason

Mr. Mason was elected
Chairman of the Board and
Chief Executive Officer in May
1992 and President in December 1994.
Prior to that he was elected Vice
Chairman in April 1991 and served as
President and Chief Operating Officer
during 1982-1991.

Age:  59

Director Since:  1982

Committees:
Executive (chairman) and
ex-officio member of the
other Committees of the
Board

Other Directorships:
The Duriron Company, Inc.
PPG Industries, Inc.



[PICTURE OF PAUL F. MILLER, JR. APPEARS HERE]


Paul F. Miller, Jr.
Mr. Miller is a founding
partner of Miller, Anderson
& Sherrerd, an investment
management firm.  He retired
as a general partner in 1991,
and is now a limited partner
with the firm.

Age:  67

Director Since:  1963

Committees:
Audit (chairman)
Corporate Objectives
Corporate Responsibility
Executive (vice chairman)
Finance
Nominating & Organization
(chairman)

Other Directorships:
Hewlett-Packard Company
Rohm and Haas Company
SPS Technologies Inc.
LTCB-MAS, Inc.



[PICTURE OF LEE J. STYSLINGER, JR. APPEARS HERE]

Lee J. Styslinger, Jr.

Mr. Styslinger is Chairman of the
Board of ALTEC Industries, Inc.  He was
Chairman of the Board and Chief Executive
Officer of ALTEC Industries from 1990
to 1992 and President from 1974 to 1990.

Age:  61

Director Since:  1992

Committees:
Audit
Compensation
Corporate Objectives
Nominating & Organization

Other Directorships:
Global Rental Company
Jemison Investment Company
Regions Financial Corporation  (formerly First Alabama
 Bancshares, Inc.)
Southern Research
 Technology

                           Directors whose terms expire in 1997



[PICTURE OF JOHN C. BOGLE APPEARS HERE]



John C. Bogle
Mr. Bogle is Chairman of the Board,
Chief Executive Officer and a director of The Vanguard Group of Investment Companies, and Chairman of the mutual funds in The Vanguard Group.

Age:  65

Director Since:  1978

Committees:
Compensation
Corporate Objectives
(chairman)
Executive
Finance
Nominating & Organization

Other Directorships:
The General Accident
 Group of Insurance
 Companies



[PICTURE OF WILLIAM E. HOGLUND APPEARS HERE]


William E. Hoglund

Mr. Hoglund retired as director and
Executive Vice President, Corporate Affairs and Staff Support Group of General Motors
Corporation in January 1995.  He was
Executive Vice President and Chief Financial
Officer of GM from April 1992 through
November 1992, and Executive Vice President,
Automotive Components Group, from 1988 through 1992.

Age:  60

Director Since:  1993

Committees:
Compensation
Corporate Objectives
Corporate Responsibility
Nominating &
 Organization

Other Directorships:
Standard Federal Bank
Detroit Diesel Corporation

Trustee:
The Skillman Foundation



[PICTURE OF BARBARA C. JORDAN APPEARS HERE]


Barbara C. Jordan

Ms. Jordan holds the Lyndon B. Johnson
Chair in National Policy, Lyndon B.
Johnson School of Public Affairs,
University of Texas at Austin. Ms. Jordan was a member of the United States Congress from 1972 through 1978.

Age:  59

Director Since:  1979

Committees:
Audit
Corporate Objectives
Corporate Responsibility
 (chairman)
Nominating & Organization

Other Directorships:
Burlington Northern Inc.
Federal Home Loan
 Mortgage Corporation
Northrop Corporation
Texas Commerce
 Bancshares, Inc.



[PICTURE OF WILLIAM S. SHANAHAN APPEARS HERE]


William S. Shanahan

Mr. Shanahan was elected President
and Chief Operating Officer of Colgate-
Palmolive Company in 1992. Prior to that, he was Chief Operating Officer of Colgate-Palmolive Company from 1990 to 1992.
Prior to that, he was Senior
Executive Vice President,
Chief of Colgate Operations from 1984 to 1990.

Age:  54

Director Since:  1992


Committees:
Compensation
Corporate Objectives
Corporate Responsibility
Nominating & Organization

Certain Information Concerning the Board of Directors

There were ten meetings of the Board of Directors during 1994. The seven standing committees of the Board and the number of meetings of each committee during 1994 follow:


                                                                 Number of
                      Committee                                  Meetings
                      ---------                                  --------
Audit.......................................................         3
Compensation................................................         3
Corporate Objectives........................................         3
Corporate Responsibility....................................         2
Executive...................................................         0
Finance.....................................................         3
Nominating & Organization...................................         3


The Chairman of the Board and Chief Executive Officer serves as an ex-officio, nonvoting member of all standing committees, other than the Executive Committee.

Duties and Members
Each standing committee of the Board of Directors is composed of directors who are not employed by Mead, except the Executive Committee. The duties and membership of each committee are as follows:

The Audit Committee recommends annually to the Board for
its approval the engagement of the independent certified     Members:
public accountants, verifies and assures their               ----------------
independence, reviews the professional services they         Miller (chairman)
provide, reviews the fees charged for audit and non-audit    Breen
services, reviews the broad scope of the internal and        Jordan
external audit programs, and reviews with the independent    Stanley
certified public accountants, at the completion of their     Styslinger
audit, Mead's financial statements and matters relating to the audit.

The Compensation Committee is charged with the broad           Members:
responsibility for assuring that officers and key              -------
management personnel are effectively compensated in terms      Breen (chairman)
which are internally equitable and externally competitive.     Bogle
The Committee authorizes the compensation of officers and      Hoglund
senior management and recommends to the Board the              Mechem
compensation of the Chairman of the Board and the President    Shanahan
and reviews the salaries of other key executives, reviews      Styslinger
executive compensation policies and recommends modifications in existing retirement or benefit plans. The Committee also approves grants under and administers Mead's stock option and restricted stock plans.

The Corporate Objectives Committee is charged with reviewing   Members:
Mead's objectives and strategies and evaluating management's   -------
recommendations for long-term growth and profitability.        Bogle (chairman)
Further, the Committee makes appropriate recommendations to    Breen
the full Board with regard to specific proposals by management Hoglund
of major strategic importance, including acquisitions. The     Jordan
Committee also monitors growth programs to measure progress,   Krol
reviews the potential impact of economic trends on operations  Mechem
and reviews technological trends with the view toward          Miller
allocating resources to areas offering greatest potential      Shanahan
growth.                                                        Stanley
                                                               Styslinger

The Corporate Responsibility Committee is charged with         Members:
questioning and evaluating Mead's plans and responses relating -------
to changing needs and concerns of those major constituencies   Jordan (chairman)
(both internal and external) which can be expected to judge    Hoglund
Mead's behavior and social performance.                        Krol
                                                               Miller
                                                               Shanahan

The Executive Committee is empowered under Ohio law to         Members:
exercise the full authority of the Board, except as to         -------
matters not delegable. However, in practice, there are         Mason (chairman)
no scheduled meetings of this Committee and such powers        Miller (vice
would be exercised only in special situations.                  chairman)
                                                               Bogle
                                                               Breen
                                                               Mechem
                                                               Stanley

The Finance Committee is charged with overseeing Mead's        Members:
financial affairs and recommending such financial actions      -------
and policies as are most appropriate to accommodate Mead's     Stanley
strategic and operating strategies while maintaining its        (chairman)
sound financial condition. The Committee reviews programs      Bogle
designed to inform and to maintain and improve shareholder     Breen
and financial community relations.                             Krol
                                                               Miller

The Nominating & Organization Committee has as its principal   Members:
concerns the nomination of candidates to the Board, evalua-    -------
tion of the performance of the Chief Executive Officer, organ- Miller
izational development, and review of shareholder proposals      (chairman)
and suggestions. The Committee develops criteria and evaluates Bogle the performance of the Chief Executive Officer. The Committee  Breen
also furnishes its evaluation to the Compensation Committee    Hoglund
and reviews the compensation set by the Compensation Committee Jordan
to ensure it appropriately relates to shareholder value.       Krol
                                                               Mechem
                                                               Shanahan
                                                               Stanley
                                                               Styslinger

Mead's Regulations require nominations for the Board from any shareholder to be delivered not less than 50 nor more than 75 days prior to the meeting of the shareholders to which the nomination relates, and to contain specified information about the nominee and the shareholder making such nomination. In addition to any nominations made pursuant to Mead's Regulations, the Nominating & Organization Committee will consider such suggestions for nominations to the Board as may be offered by shareholders. Such suggestions for nominations should be submitted to Thomas E. Palmer, Secretary of the Committee. Directors are selected on the basis of recognized achievements and their ability to bring essential skills and experience to the deliberations of the Board.

Directors who are not employees receive $20,500 annually for services as a director and $1,200 per meeting for attendance at meetings of the Board and its committees. Directors who are Mead employees are not compensated for their services as directors. In 1994, each director other than Messrs. Mechem and Shanahan attended 75% or more of the Board and committee meetings.

Mead has a Deferred Compensation Plan for non-employee directors pursuant to which receipt of compensation for Board service, together with interest thereon, may be deferred until after termination of service.

In 1987, Mead adopted a Restricted Stock Plan under which directors who are not employees or officers of Mead will receive grants of Common Shares with a market value of $37,500 at five-year intervals. Grants have been made in January 1988 and January 1993. A pro rata portion of $37,500 is granted to such directors who are elected during the five-year period. The shares are subject to forfeiture if the director leaves Mead within five years, unless the director leaves as a result of death, disability or normal retirement (in which event, all restrictions will lapse with respect to a pro rata portion of the restricted shares granted at five-year intervals). Additionally, all rights to the shares will earlier vest upon the occurrence of certain "change in control" events. The plan also permits directors under certain conditions to defer a portion of their cash retainer in the form of restricted shares on the same terms.

In 1990, Mead adopted a retirement plan for eligible outside directors which provides for a payment for the life of the director of the director's annual cash retainer at the time of retirement plus one-fifth of the dollar amount specified in the preceding paragraph paid to directors under the Restricted Stock Plan. The retirement benefit commences at age 70 and is paid to all outside directors who retire with at least 10 years of service on the Board or who retire at age 70 regardless of years of service.

Securities Ownership

Set forth in the following table is information as of January 27, 1995 with respect to the number of Common Shares beneficially owned by each nominee and director, each of the named executive officers, and by all nominees, directors and executive officers as a group.

A person is considered to "beneficially own" any shares: (i) over which such person exercises sole or shared voting or investment power or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days (e.g., through the exercise of employee stock options).

Unless otherwise indicated, voting and investment power is exercised solely by the beneficial owner or is shared by such owner and such owner's spouse or children.

                        Ownership of Mead Common Shares
                        -------------------------------

                                                           (B)
                                       (A)           Number of Shares
                                  Option Shares     Beneficially Owned,
                                    Which May     including Option Shares
Identity of                        Be Acquired     in Column (A), as of
Individual or Group              Within 60 Days    January 27, 1995/(1)/
- -------------------------------  ---------------  -----------------------
Samuel S. Benedict/(2)/........      120,970              136,291
John C. Bogle..................          -0-                4,011
John G. Breen..................          -0-                4,011
William R. Graber..............       26,200               27,725
William E. Hoglund.............          -0-                1,812
Barbara C. Jordan..............          -0-                3,411
Elias M. Karter................       78,600               86,290
John A. Krol...................          -0-                  603
Raymond W. Lane................       55,600               61,151
Steven C. Mason................      261,000              343,495
Charles S. Mechem, Jr..........          -0-                4,511
Thomas E. Palmer...............       36,500               42,050
Paul F. Miller, Jr.............          -0-               14,736
William S. Shanahan............          -0-                2,173
Thomas B. Stanley, Jr..........          -0-              729,511/(3)/
Lee J. Styslinger, Jr..........          -0-               21,173
Jerome F. Tatar................       60,500               63,264
- ------------------------

All directors, nominees
 and executive officers as a
 group (20 persons)............      738,370            1,657,597
- -----------------------

(1) Includes restricted shares granted under Mead's Restricted Stock Plan, and shares held in the named executive's common stock account as of December 31, 1994, in the Mead Salaried Savings Plan. The named executives may vote and direct the disposition of shares in their account, except to the extent such shares constitute Mead matching shares.

(2) Mr. Benedict retired in December 1994.

(3) Includes 471,980 shares held in family trusts with respect to which Mr. Stanley is one of three co-trustees who share the voting and investment power.

As of January 27, 1995, the number of shares beneficially owned (i) by the directors and executive officers as a group was approximately 2.7% of outstanding, (ii) by Mr. Stanley, 1.2% and (iii) by all other directors individually, less than 1%.

The following table sets forth certain information with respect to persons known to Mead to be beneficial owners of more than five percent of the outstanding Common Shares:


                                                             Percent of Common
Name and Address of            Number of Common Shares      Shares Outstanding
 Beneficial Owners                Beneficially Owned      as of January 27, 1995
- -------------------------      -----------------------    ----------------------
Oppenheimer Group, Inc.,            4,106,541(1)                   6.80%
 Oppenheimer Tower,
 World Financial Center,
  New York, NY 10281

- ------------------------
(1) Source: Schedule 13G dated February 1, 1995, filed by beneficial owner with SEC.


Report of Compensation Committee on Executive Compensation

The Compensation Committee is comprised of six Directors of the Board who are not employees of the company. This Committee is responsible for setting competitive compensation structures and approving payout levels for officers and senior management.

Mr. Mason, Chairman of the Board, President and Chief Executive Officer, serves as an ex-officio, nonvoting member of the Board's standing committees, including the Compensation Committee. Mr. Mason was not present during any discussion of his compensation.

Mead's executive compensation structure is based on competitiveness within Mead's business environment. The actual compensation levels delivered to executives are directly linked to the financial performance of the company to align the interests of the executives with company performance, thus increasing shareholder value; to attract, retain and motivate executive talent; and, to provide a balanced total compensation package that recognizes the individual contributions of the executive and the business results of the company.

Base Salaries
- -------------

Salary Range Midpoints are set to approximate those midpoints of industrial
- ----------------------
companies of similar size to Mead, as annually reported in the Hay Industrial Management USA survey, representing 278 parent organizations and 375 independent operating units of all types of industrial employers in the United States (the "Hay Competition"). Around these midpoints for each salary grade is an established salary range, characterized by a defined minimum and maximum.

Actual Salaries paid to executives are targeted to be competitive with the
- ---------------
average salaries for that same survey group, with a particular comparison to a selected group of Forest Product company competitive peers. These peers (the "FP Peers") are Boise Cascade Corporation, Champion International Corporation, Georgia-Pacific Corporation, International Paper, James River Corporation, Potlatch Corporation, Scott Paper Company, Stone Container Corporation, Temple-Inland Inc., Union Camp Corporation, Westvaco Corporation, Weyerhaeuser Company, and Willamette Industries, Inc.

Mead's past earnings performance, competitive information and the current economic environment determine the overall salary increase percentages for the executive group as a whole. These factors are weighted differently each year depending on the relative financial impact in a given year. When setting the salary increase for each named executive officer, individual performance is a significant factor, with the individual's position in the salary range also considered to a lesser degree.

Mr. Mason's 1994 salary was increased significantly over the 1993 level, to reflect an assessment by the Board of Directors of his leadership, the strategic direction in which he has led the company, and the improvement in operational results. His salary remains low in the range for his position, but the gap below the Hay Competition has been reduced to approximately 10%.

The other named executives have been recently appointed to their job roles or have been Mead employees for less than 3 years. Therefore, their salaries, which are generally well below the Mead midpoint for their respective grades, also lag the Hay Competition.

Annual Incentives
- -----------------

Annual Incentive Targets are set at levels that achieve a combined salary
- ------------------------
midpoint plus incentive target that equals actual competitive average base salaries plus annual bonuses, as determined by an analysis of the total cash compensation paid by the Hay Competition.

Actual Incentive Payouts are determined under the Mead Management Incentive Plan
- ------------------------
("MMIP") by a comparison of Mead Return on Total Capital ("ROTC") to both the FP Peers (as measured in the Value Line Report) and also to the Value Line Industrial Composite (the "Industrial Composite"), representing approximately 810 major industrial, retail and transportation companies that account for about 80% of the income earned by all U.S. nonfinancial corporations. The Mead ROTC comparison to the ROTC of each of the FP Peers and the Industrial Composite is weighted equally.

The 1992 annual incentives paid to named executives other than Mr. Mason reflected an improvement in Mead's competitive return over 1991, while Mr. Mason received an adjusted stock option grant in lieu of an incentive payment.

In 1993, the annual incentives paid to the named executives other than Mr. Mason were at near-target levels. Mr. Mason received approximately 75% of his incentive payment as cash with the balance in the form of an upward adjustment in a stock option award.

Mead's financial performance for 1994 exceeded 1993 levels. For incentive purposes, Mead's 1994 ROTC of 8.3% reflects operational results but not accounting adjustments and divestitures. Comparable results for the FP Peers and the Industrial Composite are:

                                                FP        Industrial
                              Year    Mead      Peers     Composite
                              ----    ----      -----     ----------

                              1994    8.3%       5.6%        10.5%
                              1993    6.2%       3.7%         9.5%
                              1992    4.7%       4.2%         8.0%

As a result, annual incentives for all named executives, including Mr. Mason, exceeded target levels. In addition, the annual incentive awards to Mr. Tatar and Mr. Lane were influenced by the performance of the division that each headed prior to assuming the duties of Vice President - Operating Officer.

Long-Term Incentives
- --------------------

The Compensation Committee believes that a significant portion of senior executive compensation must reflect sustained operational excellence, show competitive long-term financial results, and be linked to the returns realized by shareholders. Thus, a major portion of the compensation package reflects awards for long-term results. Mead's long-term compensation is delivered in three plans:

     1. Performance Unit Plan
     2. Restricted Stock Plan
     3. Stock Option Plan

The Direction 2000 Executive Incentive Plan (the "Direction 2000 Plan") is a
- -------------------------------------------
performance unit plan that provides incentive awards for improving ROTC to attain cost of capital while aggressively growing sales revenues.

Performance milestones for 1994 were based on a weighting of two criteria: the ROTC achieved for the year compared to the milestone set, and the sales revenue growth over 1993 while maintaining adequate ROTC compared to the long-term objective. The 1994 payout is based on these two components, further adjusted by the Competitive Industry Factor: the formula involving competitive ROTC performance including the FP Peers and the Industrial Composite.

The normal form of payout for all active participants is delivered as 30% cash and 70% restricted stock (with three-year service restrictions). For 1994 the Compensation Committee determined that Mr. Mason's payout be delivered as 100% cash, and deferred until after employment.

Actual long-term incentive payouts from the Direction 2000 Plan are based on a direct calculation of year-end results compared to the milestones defined in the plan for 1994. The 1994 business results were below the milestones set in the Direction 2000 Plan, and the resulting payout to executives determined by the plan was 32% of their long-term incentive target. The Board of Directors delivered the entire payout for Mr. Mason as cash (with no restricted stock), with a mandatory deferral until after the completion of Mead employment service. Incentive awards to the other named executives consisted of the normal 30% cash and 70% restricted stock.

With the sale of Mead Data Central and a re-focusing of the corporate strategy to the paper-related industry, the performance targets of the Direction 2000 Plan for years subsequent to 1994 are no longer valid. As a result, this plan has been terminated at the end of 1994, and will be replaced with a long-term plan that continues to emphasize ROTC performance and competitive financial performance excellence, with an added influence for productive capital growth.

Restricted Stock with three to five year restrictions may be granted to
- ----------------
encourage retention of key executives, or in lieu of payment of cash incentives or for any other reason consistent with the purposes of Mead's Restricted Stock Plan. Restricted shares are granted at market prices.

In 1994, Messrs. Mason, Palmer and Graber were awarded restricted stock for their influence in developing the Mead Data Central divestiture strategy, obtaining the favorable sale terms, and successfully executing the close of the transaction. All grants carried a three-year restriction.

The Direction 2000 Plan is designed to provide 70% of payout as restricted stock. Each of the named executives, except Mr. Mason, received three-year restricted stock for that portion of their 1994 Direction 2000 Plan payout.

Stock Option Grants are based on competitive practices of the Hay Competition
- -------------------
(rather than Mead's past corporate performance), are granted at market price and cannot be exercised for one year. The objective of stock option grants is to incent future company performance, rather than to reward for past contribution. Mead also believes that granting stock options to senior management further aligns their interests with shareholders.

The size of annual option grants is based on the grade level of each recipient. Generally, the number of options granted increases approximately 30% with each grade level increase. Minor adjustments (+10%) are made to grants to recognize
                                          -
the future potential of the individual.

In February 1994, Mr. Mason received a grant of 45,000 stock options, which the Compensation Committee believed appropriate in light of the size of competitive grants and Mr. Mason's grade level. Also, 15,000 stock options were granted in October 1994 in recognition of Mr. Mason's leadership in the sale of the Mead Data Central division.

Compensation Deferral Opportunities
- -----------------------------------

In 1994, Mead implemented the Executive Capital Accumulation Plan (the "ExCAP")
                              -----------------------------------
to provide executives with the opportunity to elect deferrals of earned compensation: base salary, annual incentive payout and long-term incentive payout (cash portions only).

In addition, the plan provides for 401(k) contributions above the qualified plan limit to be placed in the same non-qualified account, along with a company match that is determined by the 401(k) formula.

Funds deferred are credited at a rate set by one of several market-driven investment indices offered by the company. Payment of those amounts deferred commence in accordance with the executive's deferral election, and generally start at retirement or termination, or on a fixed date.

These compensation deferrals and the 401(k) Top-Up are not applied to any compensation paid in 1994. Each listed executive has had the opportunity to elect to defer 1994 annual and long-term incentive payouts (that were made in February 1995) into the ExCAP plan.

Deductibility of Executive Compensation
- ---------------------------------------

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for individual compensation over one million dollars paid to a company's Chief Executive Officer and to the four other most highly compensated executive officers. For 1994, Mr. Mason's compensation will exceed one million dollars, driven by the MMIP payout that reflects above average competitive performance. Mead will lose the tax deduction for the compensation over the Section 162(m) limit.

The Compensation Committee has considered the effect of Section 162(m) on the company's executive compensation program with respect to the combined effects of deductibility of the company's executive compensation, the competitiveness of executive compensation levels, and the impact on other employee benefits. For compensation program design and in determining compensation payments, the Committee believes Mead's executive compensation program should be managed in the overall best interest of the company's shareholders.

The Committee currently believes that the limitations in Section 162(m) will impact Mead's tax deduction for compensation in 1995.

Summary
- -------

The Mead compensation program delivered as the mix of compensation elements (base pay, annual incentives, long-term incentives and deferral opportunities) is an effective tool in supporting executive excellence. Mead's operational reliability has steadily increased over the three-year period, 1992 to 1994; as have financial results. Mead's returns surpass the gains in return of the Industrial Composite. Within the competitive sector, Mead ROTC performance is in the top quartile of the FP Peers.

Mead's Total Shareholder Return has shown significant improvement over the previous two proxy reporting periods, measured against both the S&P 500 Index and the S&P Paper and Forest Products Index, as summarized:


                      S&P         S&P
                      500    Paper & Forest
Period       Mead    Index   Products Index
- -----------  ------  ------  --------------
  1989-94    151.42  151.74      150.46
  1988-93    131.97  197.21      175.13
  1987-92    129.20  203.40      147.40

The Compensation Committee remains confident that these elements of the executive compensation program are key in rewarding executives who contribute to the success of Mead and in the demonstrated increase in shareholder value.

Compensation Committee members:
John G. Breen (chairman)
John C. Bogle
William E. Hoglund
Charles S. Mechem, Jr.
William S. Shanahan
Lee J. Styslinger, Jr.

Steven C. Mason  (ex-officio, nonvoting member)

Compensation Tables

The compensation for services performed during the fiscal years ended December 31, 1992, 1993 and 1994 for Mr. Mason, each of the other five most highly compensated executive officers and Mr. Samuel S. Benedict (who retired effective December 1, 1994) is as follows. No stock appreciation rights were issued to the named executives during 1992-1994.


                          SUMMARY COMPENSATION TABLE

                                                                                       Long-Term Compensation
                                                                      ----------------------------------------------------------
                                   Annual Compensation                            Awards                    Payouts
                         ------------------------------------------   ----------------------------------------------------------
                                                          Other                                                         All
Name                                                      Annual      Restricted          Securities                    Other
and                                                       Compen-     Stock               Underlying        LTIP        Compen-
Principal                                                 sation      Award(s)             Options/         Payouts     sation
Position           Year  Salary($)  Bonus($)/(1)/         ($)/(2)/    ($)/(3)/          SARs Granted(#)     ($)/(4)/    ($)/(5)/
- --------           ----  ---------  --------------        ---------   ---------         ---------------     --------   ---------
Steven C.          1994  $566,672         $782,800        $  61,876    $227,813 /(10)/       60,000 /(11)/  $     0    $ 7,505
Mason,             1993   518,751          433,100 /(7)/     59,315      29,717 /(8)/        47,800 /(7)/         0      4,497
Chairman,          1992   471,336                0 /(9)/     55,127           0              45,000 /(9)/         0      4,800
President
and CEO/(6)/

Eli M.             1994  $268,648         $182,100        $  26,125    $ 30,580 /(12)/       20,700 /(21)/  $     0    $ 4,620
Karter, VP         1993   245,799          150,200           26,617       8,088 /(8)/         8,500               0      4,497
Operating          1992   228,552           86,000           25,803      44,400               8,500               0      4,800
Officer/(13)/

Thomas E.          1994  $234,096         $195,100        $       0    $258,393 /(16)/       13,000         $     0    $ 4,620
Palmer, VP         1993   216,834          160,600                0       8,088 /(8)/        10,000               0      4,497
General            1992   203,340           86,000                0           0               8,500               0     12,800
Counsel

Raymond            1994  $212,999         $212,800 /(20)/ $     357    $ 27,775 /(12)/       20,000 /(22)/  $     0    $ 4,620
W. Lane,           1993   176,008          189,500              671       6,480 /(8)/        10,000               0      4,497
VP                 1992   151,362          169,900            1,550           0               8,500          23,800      4,800
Operating
Officer/(14)/

Jerome F.          1994  $222,675         $171,900 /(20)/ $       0    $ 27,775 /(12)/       20,000 /(22)/  $     0    $ 4,620
Tatar, VP          1993   183,308           92,800              555       6,480 /(8)/        10,000               0      4,497
Operating          1992   168,339           62,700            2,117           0               8,500          23,800      4,800
Officer/(15)/

William R.         1994  $212,100         $182,100        $       0    $ 76,143 /(17)/       11,000         $     0    $ 4,620
Graber,            1993   178,343          138,100                0       4,290 /(8)/         5,000               0      4,497
VP/CFO             1992   166,008           80,000                0           0               5,500           8,300      4,616

Samuel S.          1994  $379,336         $552,300        $  19,430    $ 71,610              30,800         $     0    $14,470
Benedict,          1993   376,500          409,100           19,558      21,316 /(8)/        30,000               0      8,757
President          1992   328,500          120,000 /(19)/    18,756     103,089 /(19)/       25,000               0      4,800
and COO/(18)/

______________________
(footnotes on following page)

 (1) Bonuses are earned in the year specified and paid in the following year. Cash bonuses for 1994 consist of payments under the Mead Management Incentive Plan ("MMIP"), an annual incentive plan, and the Direction 2000 Plan, an eight year business plan. The Direction 2000 Plan in 1994 pays out in 30% cash and 70% restricted stock to all named executives except for Mr. Mason who received 100% cash with a mandatory deferral until after the completion of Mead employment service. The restricted stock awards for 1993 and 1994 are reported in the table under the column "Restricted Stock Awards." A portion of Mr. Mason's MMIP bonus for 1993 was paid in stock options which are reported in the table.

 (2) Consists solely of interest on deferred compensation in excess of the applicable federal rate. Mead owns life insurance on the lives of employees participating in this deferred compensation program which supports the interest rates used.

 (3) Restricted stock holdings at December 31, 1994 (excluding restricted stock awarded in February 1995, under the Direction 2000 Plan): Mr. Mason, 10,537 shares ($513,678 value); Mr. Karter, 1,381 shares ($67,323 value); Mr. Lane, 145 shares ($7,068 value); Mr. Tatar, 145 shares ($7,068 value); Mr. Palmer 5,181 shares ($252,573 value); Mr. Graber, 1,096 ($53,430 value) and Mr. Benedict, 3,071 shares ($149,711 value).
       Dividends are paid on restricted stock in the same manner and amount as paid on Mead's common shares. The value of the restricted stock for purposes of the table is based on closing market prices on the date of the grant; however, for purposes of this footnote (3), it is based on closing market prices at the end of 1994. Restricted stock awards made in February 1995 were the 1994 payouts under the Direction 2000 Plan, and are reported in the table.

 (4) Long-term incentive payments were earned in the year specified and paid in the following year. Direction 2000 Plan cash payouts are reported under "Bonuses" and restricted stock payouts are reported under "Restricted Stock Awards."

 (5) Amounts consist solely of salaried savings plan matching contributions by Mead and executive life insurance premiums paid by Mead.

 (6) Mr. Mason was elected Chairman and Chief Executive Officer in May 1992 and additionally was elected President in December 1994.

 (7) Mr. Mason was granted 37,500 stock options in February 1993, and in addition 10,300 stock options were granted to Mr. Mason in February 1994 at the market price on the date of the grant in lieu of a portion of his 1993 annual cash incentive payment.

 (8) Amount is the value of restricted stock paid out under Direction 2000 Plan in 1994 for 1993 performance at a price of $44.6875 per share.

 (9) Mr. Mason was granted 30,000 stock options in January 1992, and in addition 15,000 stock options were granted to Mr. Mason in February 1993 at the market price on the date of grant in lieu of his 1992 annual cash incentive payment.

 (10) Represents the value of 5,000 shares of restricted stock at a price of $45.5625 per share granted in December 1994 in recognition of Mr. Mason's contribution in the sale of the Mead Data Central division.

 (11) Mr. Mason was granted 45,000 stock options in February 1994. In addition, 15,000 stock options were granted in October 1994 in recognition of Mr. Mason's contribution in the sale of the Mead Data Central division.

 (12) Amount is the value of restricted stock paid out under Direction 2000 Plan in February 1995 for 1994 performance at a price of $54.375 per share.

 (13) Mr. Karter was elected Vice President - Operating Officer effective July 16, 1994. Prior to that Mr. Karter was Vice President, Manufacturing & Technology.

       (footnotes continued on following page)

 (14) Mr. Lane was elected Vice President - Operating Officer effective July 16, 1994. Prior to that Mr. Lane was President of Mead School and Office Products division.

 (15) Mr. Tatar was elected Vice President - Operating Officer effective July 16, 1994. Prior to that Mr. Tatar was President of Mead Fine Paper division.

 (16) Includes 5,000 shares ($227,813 value) of restricted stock granted in December 1994 at a price of $45.5625 per share in recognition of Mr. Palmer's contribution in the sale of the Mead Data Central division. Also includes the value ($30,580) of restricted stock paid out under Direction 2000 Plan in February 1995 for 1994 performance at a price of $54.375 per share.

 (17) Includes 1,000 shares ($45,563 value) of restricted stock granted in December 1994 at a price of $45.5625 per share in recognition of Mr. Graber's contribution in the sale of the Mead Data Central division. Also includes the value ($30,580) of restricted stock paid out under Direction 2000 Plan in February 1995 for 1994 performance at a price of $54.375 per share.

 (18) Mr. Benedict retired as President and Chief Operating Officer effective December 1, 1994.

 (19) Mr. Benedict received 1,500 shares of restricted stock ($55,500 value) in January 1992, and in February 1993 he received 1,094 shares of restricted stock ($47,589 value) in lieu of a portion of his 1992 annual cash incentive payment.

 (20) Portions of annual incentive awards are based on division performance prior to election as Vice President - Operating Officer.

 (21) Mr. Karter was granted 10,700 stock options in February 1994. In addition, 10,000 stock options were granted in June 1994 in connection with the assignment of new responsibilities.

 (22) Mr. Lane and Mr. Tatar were each granted 10,000 stock options in February 1994. In addition, 10,000 stock options were granted to each in June 1994 in connection with the assignment of new responsibilities.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table shows, for the named executive officers and Mr. Benedict, additional information about option grants during the fiscal year ended December 31, 1994. No stock appreciation rights were granted in 1994.

                             Individual Grants
- --------------------------------------------------------------------------
                                                                                                Potential
                                                                                                Realizable
                                                                                                Value at
                                               % of                                             Assumed Annual
                             Number of         Total                                            Rates of
                             Securities        Options/                                         Stock Price
                             Underlying        SARs                                             Appreciation
                             Options/          Granted to  Exercise                             for Option Term/(2)/
                             SARs              Employees   or Base      Expira-     ---------------------------------------
                             Granted           in Fiscal   Price        tion
Name                         (#) /(1)/         Year        ($/Sh)       Date          0% ($)         5% ($)        10% ($)
                             ---------         ---------   ----------  ----------   ----------      ----------    ---------
Steven C. Mason                 45,000 /(3)/        4.8%    $44.6875    02/23/04    $        0      $1,266,891    $3,197,391
                                15,000              1.6%     49.6875    10/28/04             0         469,547     1,185,047
Eli M. Karter                   10,700              1.1%     44.6875    02/23/04             0         301,239       760,268
                                10,000              1.1%     44.0000    06/23/04             0         277,200       699,600
Raymond W. Lane                 10,000              1.1%     44.6875    02/23/04             0         281,531       710,531
                                10,000              1.1%     44.0000    06/23/04             0         277,200       699,600
Jerome F. Tatar                 10,000              1.1%     44.6875    02/23/04             0         281,531       710,531
                                10,000              1.1%     44.0000    06/23/04             0         277,200       699,600
Thomas E. Palmer                13,000              1.4%     44.6875    02/23/04             0         365,991       923,691
William R. Graber               11,000              1.2%     44.6875    02/23/04             0         309,684       781,584
Samuel S. Benedict              30,800              3.3%     44.6875    02/23/04             0         867,116     2,188,436
- ----------------------------------------------------------------------------------------------------------------------------
                                                                                     0%/(4)/         5%/(4)/       10%/(4)/
                                                                                    ----------      ----------   -----------

                                                       Assumed Stock Price                 $44.6875          $72.84        $115.74
                                         Market Value of All Shareholdings             $2.6 billion    $4.3 billion   $6.8 billion
                                                          Named Executives                                      0.3%           0.3%
                                                                Percentage

- ----------------------

 (1) Options are granted with terms of ten years and may be exercised beginning one year after date of grant. Limited stock appreciation rights (described on page 22) have been granted to each of the named executive officers and Mr. Benedict in an amount equal to the stock options granted. In addition, the holders of stock options may under certain conditions pay withholding taxes due upon the exercise of stock options using shares issued upon such exercise.

 (2) The dollar amounts under the 5% and 10% columns are set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation of Mead's stock. Mead is also not aware of any formula that determines with reasonable accuracy the present value of stock options based on future unknown or volatile factors.

       (footnotes continued on following page)

 (3) Excludes 10,300 stock options granted to Mr. Mason in February 1994 in lieu of a portion of his 1993 annual cash incentive payment.

 (4) At an assumed 5% stock price appreciation over a ten-year period, Mead's stock price would increase from $44.6875 per share (the market price on the grant date) to $72.84 per share, and the aggregate market value of all shareowner holdings as of the grant date would increase from $2.6 billion to $4.3 billion. At an assumed 10% stock price appreciation over a ten-year period, Mead's stock price would increase from $44.6875 per share to $115.74 per share, and the aggregate market value of all shareowner holdings as of the grant date would increase to $ 6.8 billion. The named executives and Mr. Benedict would receive only .3% of any such increase in market value.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

The following table shows information about stock option exercises during 1994 and unexercised stock options at year end 1994 for the named executive officers and Mr. Benedict. No stock appreciation rights were granted or exercised in 1994.

                                                                              Number of
                                                                              Securities              Value of
                                                                              Underlying              Unexercised
                                                                              Unexercised             In-the-Money
                                                                              Options/SARs at         Options/SARs at
                                                                              FY-End (#)              FY-End ($)/(2)/
                              Shares
                              Acquired                                        Exercisable/            Exercisable/
Name                          on Exercise(#)     Value Realized ($)/(1)/      Unexercisable           Unexercisable
- ----                          --------------     -----------------------      -------------           -------------
Steven C. Mason                     -0-                $      -0-            190,700/70,300        $2,543,186/$224,565
Eli M. Karter                      1000                 24,187.50             57,900/20,700             831,000/90,969
Raymond W. Lane                    2000                 43,000.00             35,600/20,000             457,175/88,125
Jerome F. Tatar                     -0-                       -0-             40,500/20,000             512,038/88,125
Thomas E. Palmer                    -0-                       -0-             23,500/13,000             237,172/52,812
William R. Graber                   -0-                       -0-             15,200/11,000             171,956/44,687
Samuel S. Benedict                 2730                 34,978.13             90,170/30,800          1,079,311/125,125
- ----------------------

 (1) Based upon the difference between the fair market value (the average of the high and the low prices) of Mead common shares on the date of exercise and the exercise price of the stock option.

 (2) Based upon the difference between the fair market value (the average of the high and the low prices) of Mead common shares at the end of 1994 and the exercise price of the stock option.

                               PERFORMANCE GRAPH

The following performance graph compares Mead's cumulative total shareholder return over a five year period, assuming $100 invested at December 31, 1989 in Mead common stock, in the S&P 500 Index and in the S&P Paper and Forest Products Composite Index. The information on these indices has been provided by Standard & Poor's Corporation. Shareholder return is based on increases in share price and dividends paid, assuming reinvestment of dividends.


                              THE MEAD CORPORATION
                      CUMULATIVE TOTAL RETURN:  1989-1994

                              [GRAPH APPEARS HERE]

 Measurement Period
 (Fiscal Year Covered)        Mead Corporation        S&P 500 Index      S&P Paper & F. P.
      Measurement Pd -

      FYE 12/31/89                $100.00                $100.00              $100.00
      FYE 12/31/90                  72.43                  96.89                90.34
      FYE 12/31/91                 100.17                 126.42               114.59
      FYE 12/31/92                 114.00                 136.05               131.02
      FYE 12/31/93                 137.14                 149.76               144.40
      FYE 12/31/94                 151.42                 151.74               150.46

                                                YEAR
                       1989      1990      1991      1992      1993      1994
Mead                  100.00     72.43    100.17    114.00    137.14    151.42
S&P 500               100.00     96.89    126.42    136.05    149.76    151.74
S&P Paper & F. P.     100.00     90.34    114.59    131.02    144.40    150.46

Assumes $100 invested on December 31, 1989 in Mead common stock, S&P index, and S&P Forest Products Index. Assumes reinvestment of dividends.

Retirement Plans

All salaried employees of Mead are participants in Mead's non-contributory retirement plan which provides retirement income based upon years of employment and average annual earnings for the five highest years during the last eleven years of employment. Benefits under the retirement plan become vested after five years.

The named executives have the years of credited service indicated: Mr. Mason, 36; Mr. Karter, 12; Mr. Palmer, 2; Mr. Graber, 2; Mr. Lane, 19; Mr. Tatar, 20. Mr. Benedict had 37 years of credited service upon his retirement in December 1994. Earnings used for calculation of retirement income for the named executives are salary, bonus and incentive compensation (other than Direction 2000 Plan and other long-term incentive payments) paid as described in the Summary Compensation Table. The benefits payable under Mead's plan are deducted by one-half of the primary Social Security benefit.

Under the Employee Retirement Income Security Act, an individual's normal annual benefit from a qualified retirement plan such as Mead's may not exceed specified limits. To the extent that the amounts calculated under Mead's non-contributory retirement plan exceed such limits, Mead pays the excess under an unfunded excess benefit plan.

Mead also maintains an unfunded supplemental retirement plan for senior level management personnel who become eligible to participate in the plan after they have completed three years of employment in a qualified job classification. The plan provides annual retirement benefits for 55% of a participant's final average earnings (earnings include bonuses and incentive compensation other than Direction 2000 Plan and other long-term incentive payments, but may not exceed two times base compensation for any year) for the three highest years during the last eleven years of employment, less benefits received from other retirement plans of Mead and from retirement plans of previous employers. Benefits are also reduced by one-half of a participant's primary Social Security Benefit. A participant may receive full benefits under this plan after he attains age 62. Messrs. Mason, Karter, Palmer, Lane and Tatar are currently eligible to participate in this plan.

The approximate annual benefits, on a straight life annuity basis, payable to the named executive officers under the retirement plan and the excess and supplemental retirement plans, based on compensation levels to date and assuming retirement at age 62, calculated prior to the offsets described above, are as follows: Mr. Mason, $444,777; Mr. Karter, $177,051; Mr. Lane, $179,526; Mr.
Tatar, $147,717; Mr. Palmer, $164,024 and Mr. Graber, $137,680. Mr. Benedict retired December 1, 1994.

Benefit Trust

In 1986, a Benefit Trust was established to preserve the benefits earned under Mead's unfunded supplemental retirement plan, incentive compensation election plan, directors retirement plan and excess benefit plan (the "Plans") in the event of a change in control. Upon the occurrence of any potential change in control, as defined in the Benefit Trust, Mead will be obligated to contribute an amount of cash and other property to the Benefit Trust which is intended to be sufficient to pay, in accordance with the terms of the Plans, the benefits authorized under such Plans and certain related expenses. If the funds in the Benefit Trust are insufficient for any reason to pay amounts due under the Plans, Mead will remain obligated to pay any such deficiency.

Termination Arrangements

General Severance Program. Mead has formalized a company-wide severance program for its salaried employees who are involuntarily terminated. The basic program provides severance pay in a lump sum equal to one week's salary for each full year of service plus an additional week for each $20,000 of base salary (or increment thereof) subject to enhancement following a change in control. Medical, dental and life insurance coverages will be provided for a period of time equal to the number of weeks of severance, provided certain conditions are met. The maximum period for severance pay, depending on the salary level of the employee, will be limited to either 52 or 26 weeks. Based on current compensation, if the individuals named in the Summary

Compensation Table had been terminated on December 31, 1994, the amounts payable to each of them would have been as follows: Mr. Mason, $635,000; Mr. Karter, $147,980; Mr. Palmer, $64,431; Mr. Lane, $147,692; Mr. Tatar, $158,658 and Mr.
Graber, $59,252. Mr. Benedict retired December 1, 1994.

Severance Agreements. Mead has in place severance agreements with executive officers and other key executives (collectively, the "Key Executives"). The severance agreements provide for the payment of certain benefits to a Key Executive (in lieu of amounts payable under the general severance program) if employment is terminated by Mead other than for "cause," or on account of death, disability or normal retirement, within two years after a "change in control" of Mead, or if employment is terminated by the Key Executive for "good reason" within such period, as such terms are defined in the respective severance agreements. In general, under such circumstances, the Key Executive is entitled to a cash payment of two times (three times, in the case of the Chairman) the sum of (i) the Key Executive's then current annual base salary, and (ii) the greater of the Key Executive's current target incentive under Mead's incentive plans or his most recent annual award thereunder. Based on levels of compensation as of December 31, 1994, if the individuals named in the Summary Compensation Table had been terminated on such date, the amounts payable to each of them would have been as follows: Mr. Mason, $5,495,059; Mr. Karter, $1,273,539; Mr. Palmer, $1,175,869; Mr. Lane, $1,239,804; Mr. Tatar, $1,178,220
and Mr. Graber, $1,108,805. Mr. Benedict retired December 1, 1994.

The severance agreements also provide for (i) the cancellation of all outstanding stock options granted to the Key Executive under any stock option plan of Mead in consideration for a cash payment equal to the number of shares covered by the option multiplied by the difference between the exercise price per share and the higher of (a) the reported closing price per share on the date of the Key Executive's termination or (b) the highest price paid per share in connection with any change in control; (ii) a continuation of benefits under Mead's life insurance, medical and dental plans (or substantially similar benefits); and (iii) out placement counselling. If the aggregate severance benefits to any executive would be subject to an excise tax under the Internal Revenue Code, the actual benefits will be reduced to the extent necessary to avoid the imposition of the excise tax.

Limited Stock Appreciation Rights

Mead's stock option plans authorize the Compensation Committee to grant limited stock appreciation rights ("Limited Rights") with respect to all or any portion of the shares covered by options. The Committee may grant Limited Rights simultaneously with the grant of an option or at any time during their respective terms. Limited rights have been granted to all named executive officers in an amount equal to stock options granted. In general, Limited Rights are exercisable only after certain events which constitute a change in control of Mead. Upon the exercise of a Limited Right, an optionee will receive an amount in cash equal to the difference between (1) the exercise price per share of the option to which the Limited Right relates, and (2) a price which in general represents the value placed upon a Common Share in the change in control situation. When Limited Rights are exercised, the options to which they relate will cease to be exercisable.

Certain Transactions

Mr. Mason has the power to direct distributions from a charitable trust he established in 1988 to hold his shares of a corporation in which he has a minority interest. Mead paid this corporation approximately $3.55 million in the ordinary course of business during 1994 for the purchase of paper machine supplies and equipment. Such purchases did not constitute a material portion of such corporation's business and were made in accordance with Mead's normal purchasing policy.

Filings under Section 16(a)

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities Exchange Commission and the New York Stock Exchange. Copies of these reports must also be furnished to the Company. Based solely upon a review of the copies of the forms filed under Section 16(a) and furnished to the Company, or written representations from reporting persons, the Company believes that all filing requirements applicable to its executive officers and directors were complied with during 1994.

Compensation Committee Interlocks and Insider Participation

The members of the Board's Compensation Committee are Messrs. Bogle, Breen, Hoglund, Mechem, Shanahan and Styslinger. In addition, Mr. Mason, Mead's Chairman and Chief Executive Officer, is an ex-officio nonvoting member of the Board's standing committees, including the Compensation Committee (although Mr. Mason did not participate in any Compensation Committee discussions regarding his compensation). Mr. Palmer, Mead's Vice President and General Counsel, is the nonvoting Secretary of the Committee, but is not a member of the Committee.

One of the mutual funds in which participants in Mead's Salaried and Hourly Savings Plans invest monies was administered during a portion of 1994 by The Vanguard Group of Investment Companies. Mr. Bogle, a member of the Compensation Committee, is Chairman, Chief Executive Officer and a director of The Vanguard Group, and Chairman of the mutual funds in The Vanguard Group. All of the monies in this fund were transferred to different funds unaffiliated with Vanguard and Mr. Bogle during 1994.

Except as described above, none of the members of the Compensation Committee is or was an officer or employee of Mead, or has any relationship requiring disclosure under the federal securities rules.

Shareholder Proposal on Declassification of Board

The United Paperworkers International Union, P.O. Box 1475, Nashville, Tennessee 37202, has represented that, as of November 10, 1994, it owned 50 shares of Mead's common stock, and has notified Mead that it intends to introduce a resolution relating to declassifying the Board of Directors at the Annual Meeting. To be adopted, the resolution, which is OPPOSED by the Board of Directors, would require the affirmative vote of a majority of shares entitled to vote on the proposal and held by persons present in person or by proxy at the Annual Meeting. Abstentions will, while broker nonvotes will not, be treated as "present" for purposes of the preceding sentence. Abstentions and broker nonvotes will not be counted as "affirmative votes."

The resolution reads as follows:

"BE IT RESOLVED: That the stockholders of The Mead Corporation ('Company') urge that the Board of Directors take the necessary steps, in compliance with Ohio state law, to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected."

In support of the resolution, the shareholder has submitted the following statement:

"The Board of Directors of the Company is divided into three classes serving staggered three-year terms. We believe that this classification of the Board of Directors is not in the best interests of the Company and its shareholders. Elimination of the staggered board would require each director to stand for election annually. This procedure would allow shareholders an opportunity to annually register their views on the performance of the board collectively and each director individually. Concern that the annual election of all directors would leave the Company without experienced board members in the event that all incumbents are voted out is unfounded. If the owners should choose to replace the entire board, it would be obvious that the shareholders did not value the incumbent directors' contributions.

"We believe that a company's corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of the company. According to the Company's 1994 proxy statement, our Company's cumulative total shareholder return has lagged behind both Standard & Poor's Paper and Forest Products Composite Index and the S&P 500 Index every year since 1989. Despite this lack luster performance, our Board of Directors has so far failed to follow the mandate of the majority of the shareholders who voted last year to adopt this resolution. This is so even though the corporate regulations provide that the Board has the authority to adopt this proposal.

"A classified board of directors protects the incumbency of the board of directors and current management which in turn limits accountability to stockholders. We believe this protection for incumbents reduces management's accountability to shareholders and negatively impacts financial performance.

"We urge your support for this proposal."

Statement in Opposition

The Board of Directors recommends a vote AGAINST this proposal.

Contrary to the proponent's assertion that Mead has imposed measures to protect the incumbency and limit accountability to shareholders, the Board, consistent with its fiduciary duty, believes Mead has adopted only those measures reasonably necessary to ensure that all shareholders interests are protected. With respect to a classified Board, the Board continues to believe that, if faced with certain unsolicited takeover activities, having a classified Board will permit the Board to more effectively represent all shareholders and maximize shareholder value for all shareholders. As a result, the Board continues to believe that having a classified Board is in the best interest of Mead's shareholders.

Moreover, the Board and management are committed to building shareholder value and believe the Company's current Board structure does not in any way relieve them from being both responsible and accountable for the Company's performance. As a measure of the Board's and management's continuing focus on shareholder value, the Board notes that over the past twelve months, the Company's stock has traded at all time highs and as reflected in the performance graph contained in this Proxy Statement, the Company's performance has improved significantly and compares favorably with its peers and the S&P 500. In addition, in 1994 the Board and management made a major strategic decision by divesting the Company's electronic publishing business, realizing substantial cash proceeds and refocusing the Company on its core forest products related businesses.

Adoption of this shareholder proposal would not in itself eliminate Board classification and institute the annual election of directors. Eliminating Board classification requires amendment of the Company's Code of Regulations through the affirmative vote of the holders of record of at least 75% of the voting power of Mead at a meeting of shareholders called for that purpose.

This proposal is identical to a proposal submitted last year by the same proponent. Last year's proposal, although it received a slim majority of the votes cast, received significantly less than the 75% of the outstanding votes which would be required to amend Mead's Code of Regulations. Following last year's proposal, the Board determined not to submit to a shareholder vote an amendment to declassify the Board, primarily for two reasons: (i) the Board continues to believe that having a classified Board is in the best interests of Mead's shareholders; and (ii) based on the results of the vote on last year's proposal, there is insufficient shareholder support to approve an amendment to Mead's Code of Regulations. Should shareholder support improve substantially this year, the Board would be prepared to reconsider its position on this proposal along with other shareholder rights issues in 1996.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST
 THIS PROPOSAL.

Shareholder Proposal on Severance Agreements with Executive Officers

The United Brotherhood of Carpenter Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001 has represented that, as of November 10, 1994, it owned 16,000 shares of Mead's common stock, and has notified Mead that it intends to introduce a resolution urging the Board of Directors seek shareholder approval for all present and future severance agreements with executive officers. To be adopted, the resolution, which is OPPOSED by the Board of Directors, would require the affirmative vote of a majority of shares entitled to vote on the proposal and held by persons present in person or by proxy at the Annual Meeting. Abstentions will, while broker nonvotes will not, be treated as "present" for purposes of the preceding sentence. Abstentions and broker nonvotes will not be counted as "affirmative votes."

The resolution reads as follows:

"BE IT RESOLVED: That the shareholders of The Mead Corporation ("Company") urge the Board of Directors to seek shareholder approval for all present and future severance agreements with executive officers."

In support of the resolution, the shareholder has submitted the following statement:

"Golden parachutes are some of the lucrative executive benefits which have contributed to the public perception that many senior executive officers of major, publicly-traded companies are more concerned with cashing in on a system designed to their advantage than the effective operation of companies.

"Our Company currently has lucrative severance agreements, commonly referred to as golden parachutes, with Messrs. Mason, Benedict, Karter, Palmer and Graber that provide for compensation payments of two times (THREE TIMES for the Chairman and President) current salary and incentive compensation in the event employment is terminated after a change in control of the Company. Had the golden parachutes been triggered on December 31, 1993, payments would have been as follows: Mason, $4,554,598; Benedict, $3,392,720; Karter, $1,100,408; Palmer,
$1,071,162; and Graber, $877,291.

"We believe golden parachutes are NOT in the best interest of shareholders because they reduce shareholder value and financially reward mismanagement. Our concerns over shareholder value are based on a 1990 study by the United Shareholders Association of 1,000 major U.S. corporations which found that the average annualized two-year return was 20 percent higher for the 559 companies whose management did not hold golden parachutes.

"Our concerns regarding rewarding mismanagement are based on the following logic. We believe a change in control of our Company will most likely occur if our Company is not managed in a way that realized the full value of its assets. If this type of mismanagement occurs and shareholders seek to protect the value of their investment by voting in a New Board of Directors or tendering their shares for an above market price, the very managers who failed to maximize shareholder value will receive a lucrative financial reward for their own mismanagement.

"Required disclosures reveal our Company has underperformed both the S&P 500 and its peer group (the S&P Paper & Forest Products Index) in each of the five years from 1988-1993. Further, at the end of the five year period ending December 31, 1993, Mead had underperformed the S&P 500 by 49.4% and its peer group by 32.7%. We strongly believe that underperformance relative to our Company's peer group is primarily attributable to mismanagement, not market forces. Accordingly, we believe that a thorough reexamination of Mead's severance policies by the shareholders may create better incentives to managers and better align the interests of shareholders and managers.

"We urge all shareholders to VOTE FOR this proposal urging our Board to allow shareholders to evaluate the wisdom of executives granting themselves such lucrative severance benefits."

Statement in Opposition

The Board of Directors recommends a vote AGAINST this proposal.

Contrary to the proponent's assertion, Mead executive officers do not grant themselves severance benefits. Under Ohio law, the Board is charged with responsibility for establishing compensation for services provided to the Company. The Board believes it should retain the ability to provide reasonable severance agreements to help enable it to attract and retain experienced and highly qualified executives. Past experience has shown that the security provided by severance agreements enables executives during a critical situation to remain focused and objective, ignore distractive efforts of executive recruiters and act decisively to maximize shareholder value. However, requiring shareholder approval of each agreement would reduce the Company's flexibility and might well make the Company less competitive in recruiting and retaining executives. This is especially true since executives at many of the companies with which Mead competes for talent offer similar types of agreements.

From a practical perspective, the Board notes that the existing agreements provide only for reasonable compensation and only to those executives who are involuntarily terminated without cause following a change in control. Mead does not have severance agreements of the type often criticized in the press which trigger payments to executives upon any change in control. In addition, any payments under Mead's agreements would be within the limits established by the Internal Revenue Code as being reasonable compensation.

The Board of Directors and management of Mead remain committed to performance and building shareholder value. In the last several years, the Company has accomplished a number of important steps, including refocusing the Company on its core businesses, selling Mead Data Central for $1.5 billion and implementing meaningful cost reduction programs. Over the last twelve months, the Company's common stock has traded at all time highs. Contrary to the proponent's assertion, severance agreements are not related to, and do not otherwise affect, Mead management's commitment to be the best that it can be for Mead.

In sum, the Board is committed to building shareholder value and, accordingly, believes it should retain the necessary means, including the granting of reasonable severance agreements, to employ the best people to enhance its ability to achieve this objective.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

Other Business

The Board of Directors does not intend to present, and has no knowledge that others will present, any other business at the meeting. However, if any other matters are properly brought before the meeting it is intended that the holders of proxies will vote thereon in their discretion.

Independent Public Accountants

The independent certified public accounting firm of Deloitte & Touche LLP has been appointed by the Board of Directors to serve as independent public accountants for Mead and its subsidiaries for the fiscal year ending December 31, 1995. Deloitte & Touche LLP served in such capacity for the fiscal year ended December 31, 1994. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Shareholder Proposals

Any proposal by a shareholder intended for inclusion in Mead's proxy statement and form of proxy for the 1996 Annual Meeting of Shareholders must be received by Mead at Courthouse Plaza Northeast, Dayton, Ohio 45463, Attention: George J. Maly, Jr., Secretary, on or before November 13, 1995 in order to be eligible for such inclusion.

Solicitation of Proxies

The entire cost of solicitation will be borne by Mead. In addition to the use of the mails, proxy solicitations may be made by officers and employees of Mead, personally or by telephone and telegram. It is also anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies. Mead has retained Kissel-Blake Inc. to aid in the solicitation of proxies, for which Mead will pay an estimated $12,500. In addition, Mead will reimburse Kissel-Blake Inc., banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses.

By order of the Board of Directors
Steven C. Mason
Chairman of the Board



Printed on [50# New Era Matte]

                             THE MEAD CORPORATION
                 Annual Meeting of Shareholders, April 27, 1995

     The undersigned holder of Common Shares of THE MEAD CORPORATION, an Ohio corporation (hereinafter referred to as the "Company"), hereby appoints S. C. Mason, Paul F. Miller, Jr. and Barbara C. Jordan, and each of them, attorneys of the undersigned, with power of substitution, to vote all of the Common Shares of the undersigned entitled to vote at the Annual Meeting of the Company to be held at the Blair Auditorium, Sinclair Community College, 444 West Third Street, Dayton, Ohio on Thursday, April 27, 1995 at 11:00 a.m. and at any and all adjournments of such meeting, upon the matters set forth on the reverse side hereof, and in their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTION IS INDICATED, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE DIRECTORS. IN THE EVENT OF CUMULATIVE VOTING FOR DIRECTORS, EXCEPT AS OTHERWISE INDICATED BY THE UNDERSIGNED, A VOTE FOR THE NOMINEES LISTED HEREIN WILL GIVE THE PROXYHOLDERS DISCRETIONARY AUTHORITY TO CUMULATE ALL VOTES TO WHICH THE UNDERSIGNED IS ENTITLED AND TO ALLOCATE THEM IN FAVOR OF ANY ONE OR MORE OF THE NOMINEES, AS THE PROXYHOLDERS DETERMINE.

             (CONTINUED AND TO BE VOTED AND SIGNED ON REVERSE SIDE)  SEE REVERSE
                                                                            SIDE

     Please mark
[X]  votes as in
     this example.
________________________________________________
|THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR|
|PROPOSAL NO. 1:                           ---|
- ------------------------------------------------
1. Election of Directors to serve until the Annual Meeting in the year 1998.

Nominees:  John G. Breen, Charles S. Mechem, Jr. and
           Thomas B. Stanley, Jr.

               FOR            WITHHELD
               ALL            FROM ALL
          [ ]  NOMINEES  [ ]  NOMINEES
[ ]
- ---------------------------------------------      MARK HERE
For all nominees except as noted above             FOR ADDRESS [ ]
                                                   CHANGE AND
                                                   NOTE AT LEFT

- --------------------------------------------
|THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE|
|AGAINST PROPOSALS NO. 2 and 3:            |
|-------                                   |
- --------------------------------------------
                              FOR  AGAINST  ABSTAIN
2.  Shareholder Proposal on   [ ]    [ ]      [ ]
    Declassification of Board.

3.  Shareholder Proposal on   [ ]    [ ]      [ ]
    Severance Agreements with
    Executive Officers.

    Receipt is acknowledged of Notice of the Annual
    Meeting and Proxy Statement relating thereto.

    Shareholders should date this proxy and sign exactly as name appears hereon. If stock is held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign.

    Please mark, date, sign and return the proxy card promptly using the enclosed envelope.

Signature:________________________  Date:____________

Signature:________________________  Date:____________